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Exhibit 5.1  Opinion re: legality

[LETTERHEAD OF GARY STEVEN FINDLEY & ASSOCIATES]

July 24, 2001

Centennial First Financial Services
218 East State Street
Redlands, California 92373

      Re: Registration Statement on Form SB-2

Gentlemen:

    At your request, we have examined the form of Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale pursuant to Rule 462(b) of an additional 70,587 shares of your no par value common stock (the "Common Stock"). We had previously issued to you our opinion as to legality of 352,942 shares of your common stock registered on Form SB-2 Registration Statement #333-57358. We are familiar with the actions taken or to be taken in connection with the authorization, issuance and sale of the additional 70,587 shares of Common Stock.

    It is our opinion that, upon completion of the offering as described in the prospectus, the Centennial First common stock will, upon the issuance and sale thereof be legally and validly issued and fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to said Registration Statement.

                          Respectfully submitted,

                          GARY STEVEN FINDLEY & ASSOCIATES

                      By:  /s/ Gary Steven Findley

                          Gary Steven Findley
                          Attorney at Law

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[LETTERHEAD OF GARY STEVEN FINDLEY & ASSOCIATES] July 24, 2001